EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 2001 relating to the financial statements and financial statement schedules, which appears in Charles River Laboratories International Inc.'s Annual Report on Form 10-K for the year ended December 30, 2000. We also consent to the incorporation by reference of our report dated February 9, 2001 relating to the financial statements which appears in the Current Report on Form 8-K dated February 15, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


//PricewaterhouseCoopers LLP


Boston, Massachusetts
June 5, 2001

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